Exhibit 10.1

RAYTHEON 2010 STOCK PLAN

AMENDMENT # 1

By vote of the Management Development and Compensation Committee affirmed by the Board of Directors, effective September 23, 2010, the Raytheon 2010 Stock Plan is amended by deleting Section 4.8 in its entirety and by substituting in lieu thereof the following:

4.8 Committee means the Management Development and Compensation Committee (“MDCC”) of the Company’s Board, or any subcommittee of the MDCC to which the MDCC may from time to time delegate its authority and responsibility under the Plan; provided, however, that the “Committee” in regard to exercising any authority and responsibility to grant Awards under the Plan to Participants who are Directors and to make or take, as the case may be, all required or appropriate determinations and actions in respect of such grants shall mean the Governance and Nominating Committee of the Company’s Board or another Board committee or the Board itself, if so determined by the Board.